Exhibit 10.2

PRIVILEGED AND CONFIDENTIAL

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into by and between First PacTrust Bancorp, Inc., a Maryland corporation (“Bancorp”), and David R. Misch (“Employee”) as of August 21, 2012 and effective as of the Closing Date (as defined in the Merger Agreement by and between Bancorp and The Private Bank of California (the “Merger Agreement”), which shall hereinafter be referred to as the “Effective Date”). For purposes of this Agreement, Bancorp and Pacific Trust Bank, a federally-chartered savings bank (“Bank”), shall collectively be referred to as “Employer”). If the Closing Date does not occur, this Agreement will be null and void ab initio and of no force and effect.

WITNESSETH:

WHEREAS, Employee is currently serving as Chief Executive Officer of The Private Bank of California;

WHEREAS, Employer desires to employ Employee, and Employee desires to be employed by Employer, effective upon the Closing Date upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereby agree as follows:

1. Employment. Employer hereby agrees to employ Employee as Executive Vice President and Chief Risk Officer, and Employee hereby accepts employment with Employer upon the terms and conditions herein set forth.

2. Term. The term of employment under this Agreement shall begin on the Effective Date and shall expire on the third anniversary of the Effective Date, unless terminated sooner as hereinafter provided.

3. Duties. Employee will, during the term of employment hereof:

(a)	be employed by Employer on a full-time basis with all such authority, duties and responsibilities as are commensurate with his position as Executive Vice President and Chief Risk Officer and as may be consistent with such position, reporting directly to the Board of Directors of Bancorp and the Chief Executive Officer of Bancorp and shall perform such other duties and responsibilities on behalf of Bancorp and its affiliates as reasonably may be directed by the Board of Directors of Bancorp or the Chief Executive Officer of Bancorp;

(b)	supervise and manage Employer’s enterprise-level credit, compliance and enterprise risk management functions; and

(c)	devote his full business time, energy, and skill to the business of Employer and to the promotion of Employer’s best interests, except for vacations and absences made necessary because of illness (it being understood that Employee may serve as a member on the boards of directors or trustees of non-profit organizations to the extent such service does not interfere with performance of his duties hereunder).

4. Compensation. During the term of employment, Employer shall pay Employee:

(a)	a base salary at the rate of $350,000 per annum, payable in periodic payments in accordance with Employer’s practices for other executive, managerial, and supervisory employees (but not less frequently than monthly), as such practices may be determined from time to time and subject to customary tax withholdings. The Board of Directors of Bancorp or the Compensation Committee of the Board of Directors of Bancorp (the “Committee”) will review such base salary at least annually and, in their discretion, may increase such salary.

(b)	commencing in 2013, incentive compensation based upon Employee’s performance as the Board of Directors of Bancorp or the Committee in their discretion may from time to time determine; provided, however, that Employee shall, subject to Employee’s continued employment with Employer through December 31, 2013 (except as provided otherwise herein in Section 10(b)), be guaranteed an incentive cash bonus of $100,000 for calendar year 2013 (the “2013 Guaranteed Bonus”). Any amounts payable under this Section 4(b) shall be paid as soon as practicable after (and in no event later than March 15 of the year following) the calendar year in respect of which such incentive compensation is granted.

All such payments, and any other compensation provided by Employer to Employee, whether under this Agreement or otherwise, will be subject to such deductions and clawback (recovery) as may be required to be made pursuant to law, government regulation, order, stock exchange listing requirement (or any policy of Employer adopted pursuant to any such law, government regulation, order or stock exchange listing requirement) or by agreement with, or consent of, Employee.

5. Options.

(a)	General. Executive may receive grants of options from Bancorp from time to time for his services as an executive at Employer and/or any subsidiary of Employer. On the Effective Date, Executive shall receive a grant under the First PacTrust Bancorp, Inc. 2011 Omnibus Incentive Plan of non-qualified stock options to purchase 100,000 shares of Bancorp’s voting common stock at an exercise price per share equal to the closing market price per share of Bancorp’s common stock on the Effective Date (the “Initial Grant”). The Initial Grant shall, subject to Employee’s continued employment through the applicable vesting date (except as provided otherwise in Section 10(b)), become vested and exercisable in three annual installments of 33,333 shares, 33,333 shares and 33,334 shares on each of the first, second and third anniversaries, respectively, of the Effective Date. The terms of the Initial Grant, including the foregoing vesting schedule, shall be subject to the terms of the final option agreement which evidences the Initial Grant, which shall be attached hereto as Exhibit A (the “Initial Grant Agreement”). In the event of a conflict between the Initial Grant Agreement and this Agreement, the terms of the Initial Grant Agreement shall control.

(b)	Designation of Beneficiary. From time to time, by signing a form furnished to Employer, Employee may designate any legal or natural person or persons (who may be designated contingently or successively) to whom to transfer the Initial Grant if he were to die before he exercised the Initial Grant. If Employee fails to designate a beneficiary as provided above, or if the designated beneficiary dies before Employee or before exercise of the Initial Grant, the Initial Grant shall be transferred to the Employee’s estate. For purposes of this Agreement, the term “designated beneficiary” means the person or persons designated by Employee as his beneficiary in the last effective beneficiary designation form filed with Employer, or if Employee has failed to designate a beneficiary, the Employee’s estate.

6. Automobile and Other Expenses. During the term of employment of this Agreement, Employer shall provide Employee with an auto allowance of $1,000 per month, with annual increases in such payment to be determined by the Board of Directors of Bancorp or the Committee to reflect increases in the cost of living or fuel costs and shall reimburse Employee for business related use of his personal automobile in excess of 800 miles per month in accordance with the Employer’s expense reimbursement policy. Employee shall be reimbursed for other expenses incurred in connection with Employer’s business in accordance with Employer’s expense reimbursement policy for senior executives. Employer shall reimburse Employee for the monthly cost of maintaining membership in the Jonathan Club.

7. Benefits. Employee shall be entitled to participate in such vacation, life insurance, medical, dental, pension, supplemental disability, retirement plans and other programs as may be approved from time to time by Employer for the benefit of its executive employees generally (excluding the Chief Executive Officer).

8. Vacation. Employee shall be entitled to 2.0833 days of vacation for each month of service or such other accruals as outlined in Employer’s human resource policies in effect from time to time. In the event that Employee does not take the full number of earned and accrued vacation days for any calendar year, Employee’s ongoing accrual of vacation shall, to the extent applicable, be limited by the maximum level of carryover accrued vacation permitted in Employer’s then-existing policy for the carry-forward of accrued vacation.

9. Termination.

(a)	Employee’s employment with Employer shall be terminated by reason of Employee’s death or Employee’s becoming permanently disabled for purposes of Employer’s long-term disability program.

(b)	Employer may terminate Employee’s employment hereunder for any reason, with or without Cause, at any time upon notice to Employee, but any termination by Employer other than termination for Cause shall not prejudice Employee’s right to compensation or other benefits under this Agreement.

(c)	Employee may terminate his employment hereunder without Good Reason at any time upon forty-five (45) days’ prior written notice to Employer. In the event of termination of Employee’s employment pursuant to this Section 9(c), Employer may elect to waive the period of notice, or any portion thereof, and, if Employer so elects, Employer will pay Employee his base salary for the period so waived at the time or times in accordance with Employer policy in effect at such time.

(d)	Employee may terminate his employment for Good Reason within ninety (90) days following the first occurrence of any condition constituting Good Reason (as defined below), provided that Employee has first provided notice to Employer specifying in reasonable detail the condition giving rise to the Good Reason, Employee has provided Employer with a period of thirty (30) days to remedy the condition, and Employer has failed to remedy the condition within this thirty (30) day period.

10. Severance Benefits.

(a)	In the event of the termination of Employee’s employment for any reason during the term of employment, Employee shall be entitled to any Accrued Obligations (as defined in Section 10(i)).

(b)	In the event that during the term of employment either (1) Employer terminates Employee’s employment without Cause or Employee terminates his employment for Good Reason, or (2) Employee resigns for any reason between (and including) January 1, 2014 and June 30, 2014, in each case of (1) and (2) subject to Employee’s compliance with Sections 10(e-i), 11 and 12 and the terms and conditions of Sections 14 and 16, (i) Employee shall be entitled to cash severance pay of $250,000, (ii) Employee shall be reimbursed for the costs under COBRA for continuation of medical benefits until the earlier to occur of (x) 18 months following the date of termination of employment and (y) the date at which Employee commences full time employment with another employer, (iii) if the date of termination of employment occurs after December 31, 2012, to the extent unpaid as of such date of termination, the 2013 Guaranteed Bonus, and (iv) the Initial Grant, to the extent not theretofore fully vested, shall become fully vested and immediately exercisable in accordance with its terms.

(c)

Subject to Section 14, the severance pay amount in Section 10(b)(i) shall be paid in 18 equal monthly installments commencing on the first business day coincident with or next following the sixtieth (60th) calendar day following Employee’s termination of employment.

(d)	In the event of Employee’s death within 18 months after termination for any reason, all unpaid amounts and benefits to be paid or provided under this section 10 shall be paid to Employee’s designated beneficiary as noted in Section 5(b) of this Agreement.

(e)	All amounts and benefits paid or provided pursuant to Section 10(b) are subject to and conditioned upon Employee signing and delivering to (and not revoking) Employer within no later than fifty-two (52) calendar days after the date of termination of employment, a general release and waiver (in a form reasonably acceptable to Employer), waiving all claims Employee may have against Employer, its parents, subsidiaries, successors, assigns, affiliates, and their respective executives, officers and directors relating to Employee’s employment with Employer (and the termination thereof).

(f)	The payment and provision of amounts and benefits under Section 10(b) are conditioned upon the Employee’s compliance with the non-solicitation and nondisclosure requirements set forth in Sections 11 and 12 hereof.

(g)	Notwithstanding any other provision of this Agreement to the contrary, if payments under this Agreement, together with any other payments received or to be received by Employee in connection with a “change in control” (for purposes of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)) would cause any amount to be nondeductible for federal income tax purposes pursuant to Section 280G of the Code, then amounts and benefits under this Agreement shall (beginning with the amount provided under Section 10(b)(i) and followed by the amounts or benefits in Section 10(b)(iii), 10(b)(ii) and 10(b)(iv)) be reduced (but not less than zero) to the extent necessary so as to maximize payments to Employee without causing any amount to become nondeductible by reason of Section 280G of the Code.

(h)	Notwithstanding any other provision of this Agreement to the contrary, any payments made to Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and any regulations promulgated thereunder, including 12 C.F.R. Part 359.

(i)	For purposes of this Agreement:

(A)	“Accrued Obligations” means (i) any base salary that Employee has earned but not been paid as of the date of Employee’s termination of employment, (ii) pay for any vacation time earned but not used through the date of termination, subject to Section 8 of this Agreement, (iii) any business expenses that are reimbursable under Section 6 that were incurred by Employee but not reimbursed as of the date of Employee’s termination of employment, subject to the submission of any required substantiation and documentation, and (iv) any vested payments or benefits to which Employee or his beneficiary or estate is entitled under the terms of any applicable employee benefit plan.

(B)	Termination for “Cause” shall mean termination of the employment of Employee because of Employee’s personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Employee a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors of Bancorp at a meeting or meetings of such Board called and held for such purpose (after reasonable notice to Employee and an opportunity for Employee, together with Employee’s counsel, to be heard before such Board), stating that in the good faith opinion of the Board, Employee has engaged in conduct described in the preceding sentence and specifying the particulars thereof in detail. For purposes of this section, the term “incompetence” shall mean inability, as determined by the Board of Directors of Bancorp in their reasonable judgment, to perform stated duties.

(C)	“Good Reason” shall exist if, without Employee’s express written consent, Employer shall:

(1)	assign to Employee duties that are materially inconsistent with that of his position as Executive Vice President and Chief Risk Officer of Employer (including status, offices, title(s) and reporting requirements), or the authority, duties or responsibilities thereof, or any other action by Employer which results in a material diminution in such position, authority, duties or responsibilities;

(2)	unless required by regulatory authorities, materially reduce the salary of Employee, or materially reduce the amount of paid vacations to which he is entitled;

(3)	materially breach this Agreement; or

(4)	require Employee to relocate his principal business office outside of the Los Angeles-Orange County metropolitan area or such other area as may be mutually agreeable between Employee and Employer; or assign to Employee duties that would reasonably require such relocation.

11. Nonsolicitation.

(a)	Unless otherwise agreed in writing, during the term of employment, and for a period of twenty-four (24) months following a termination of Employee’s employment with Employer entitling Employee to severance pay under Section 10(b), Employee shall not induce or attempt to induce any individual or entity who was an employee, agent or independent contractor of Employer or any of its affiliates during the period of Employee’s employment hereunder to discontinue providing services to Employer or any of its affiliates.

(b)	Unless otherwise agreed in writing, during the term of employment, and for a period of twenty-four (24) months following a termination of Employee’s employment with Employer entitling Employee to severance pay under Section 10(b), Employee shall not, and will not assist any other person to (a) hire or solicit for hiring any employee of Employer or any of its affiliates or seek to persuade any employee of Employer or any of its affiliates to discontinue employment or (b) solicit or encourage any independent contractor providing services to Employer or any of its affiliates to terminate or diminish its relationship with them.

12. Nondisclosure of Confidential Information. Employee acknowledges that Employer and its affiliates may disclose confidential information to Employee during the term of employment to enable him to perform his duties hereunder. Employee hereby covenants and agrees that, except as required by law, regulatory directive or judicial order, he will not, without the prior written consent of Employer, during the term of employment or at any time thereafter, disclose or permit to be disclosed to any third party by any method whatsoever any of the confidential information of Employer or any of its affiliates. For purposes of this Agreement, “confidential information” shall include, but not be limited to, any and all records, notes, memoranda, data, ideas, processes, methods, techniques, systems, formulas, patents, models, devices, programs, computer software, writings, research, personnel information, customer information, financial information of Employer or any of its affiliates, plans, or any other information of whatever nature in the possession or control of Employer which has not been published or disclosed to the general public, or which gives to Employer or any of its affiliates an opportunity to obtain an advantage over competitors who do not know of or use it. Employee further agrees that if his employment hereunder is terminated for any reason, he will leave with Employer and will not take originals or copies of any and all records, papers, programs, computer software and documents and all matter of whatever nature containing secret or confidential information of Employer or any of its affiliates.

Employee agrees promptly to reduce to writing and to disclose and assign, and hereby does assign, to Employer, its subsidiaries, successors, assigns and nominees, all inventions, discoveries, improvements, copyrightable material, trademarks, programs, computer software and ideas concerning the same, capable of use in connection with the business of Employer or any of its affiliates, which Employee may make or conceive, either solely or jointly with others, during the period of his employment by Employer, its subsidiaries or successors.

Employee agrees, at Employer’s expense, that upon a request by Employer, to execute, acknowledge and deliver to Employer all such papers, including applications for patents, applications for copyright and trademark registrations, and assignments thereof, as may be necessary, and at all times to assist Employer, its parent, subsidiaries, successors, assigns and nominees in every proper way to patent or register said programs, computer software, ideas, inventions, discoveries, improvements, copyrightable material or trademarks in any and all countries and to vest title thereto in Employer, its parent, subsidiaries, successors, assigns or nominees.

Upon a request by Employer, Employee will promptly report to Employer all discoveries, inventions, or improvements of whatsoever nature conceived or made by him at any time he was employed by Employer, its parent, subsidiaries or successors. All such discoveries, inventions and improvements which are applicable in any way to Employer’s business shall be the sole and exclusive property of Employer.

The covenants set forth in this Section 12 are made by Employee in consideration of the employment, or continuing employment of, and the compensation paid to, Employee during his employment by Employer. The foregoing covenants will not prohibit Employee from disclosing confidential or other information to other employees of Employer or to third parties to the extent that such disclosure is necessary to the performance of his duties under this Agreement.

Any breach of this covenant of nondisclosure will result in the forfeiture by Employee and all other persons acting for or with Employee in any capacity whatsoever of any and all rights to any amounts and benefits provided under Section 10(b) which are unpaid at the time of breach and in such event Employer shall have no further obligation to pay any amounts related thereto.

13. Additional Remedies. Employee recognizes that his services hereunder are of a personal, special, unique and extraordinary character and irreparable injury will result to Employer and to its business and properties in the event of any breach by Employee of any of the provisions of Sections 11 and 12 of this Agreement or either of them, and that Employee’s continued employment is predicated on the commitments undertaken by him pursuant to said Sections. In the event of any breach of any of Employee’s commitments pursuant to either of Sections 11 or 12, Employer shall be entitled, in addition to any other remedies and damages available, to injunctive relief to restrain the violation of such commitments by Employee or by any person or persons acting for or with Employee in any capacity whatsoever.

14. Section 409A.

(a)	Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of Code and the regulations and guidance of general applicability issued thereunder (“Section 409A”) shall be paid under the applicable exception. Notwithstanding anything to the contrary in this Agreement, if at the time of Employee’s termination of employment, Employee is a “specified employee,” as defined below, any and all amounts payable under Section 10 on account of such termination of employment that constitute “nonqualified deferred compensation” under Section 409A and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon Employee’s death. If Employee receives compensation under Section 10 that can in part be treated as paid under a “separation pay plan” described in Treasury Regulation Section 1.409A-1(b)(9) then, to the extent permitted under Section 409A, the compensation shall be treated as first made from the separation pay plan.

(b)	For purposes of Section 10 of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Treasury regulation Section 1.409A-l(h) after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by Employer to be a specified employee under Treasury regulation Section 1.409A-l(i) in accordance with the policies of Employer.

(c)	Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(d)	Any amount that Executive is entitled to be reimbursed or to have paid on his behalf under this Agreement that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect the Executive’s right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

(e)	The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with Section 409A, including without limitation any such regulations or other guidance that may be issued in the future. The parties shall cooperate in good faith and take all steps reasonably necessary and practicable consistent with the terms of this Agreement to comply with the requirements of Section 409A in order to avoid income inclusion under Section 409A or the imposition of taxes thereunder.

15. Reserved.

16. Adjustments to Comply with Final Interagency Guidance on Sound Incentive Compensation Policies. Notwithstanding anything herein to the contrary, the compensation or benefits provided under this Agreement are subject to modification, as necessary to comply with requirements imposed by the Board of Directors of Bancorp to comply with the “Final Interagency Guidance on Sound Incentive Compensation Policies” issued on an interagency basis by the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Office of Thrift Supervision, effective June 25, 2010, or any amendment, modification or supplement thereto, which shall be deemed to include, without limitation, any rules adopted pursuant to Section 956 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

17. Provisions Required By Law. Notwithstanding anything herein to the contrary, any provisions that are now or are in the future required by applicable law, rule, regulation or regulatory guidance or policy of general applicability to be included in this Agreement that are not expressly stated herein (including, without limitation, any provisions so required under 12 C.F.R. Section 163.39) shall be deemed to be a part of this Agreement as fully as if such provisions were expressly stated herein.

18. No Duplication of Employer Obligations. With respect to any payments or other compensation to be provided hereunder by Employer, the provision of such payments or other compensation by the Bank shall be deemed to reduce, to the same extent, the obligation of Bancorp to provide such payments or other compensation, and vice versa.

19. Assignment: Benefit. No party shall have the right to assign this Agreement or any rights or obligations hereunder without the consent of each of the other parties; provided, however, that Employer may assign its rights and obligations hereunder (i) to any entity controlled by, under the control of, or under common control with, Employer (as long as such entity is no less capable of fulfilling the obligations of Employer hereunder), or (ii) to any successor to Employer upon any liquidation, dissolution or winding up of Employer, upon any merger or consolidation of Employer or upon any sale of all or substantially all of the assets of Employer (as long as such successor is capable of fulfilling the obligations of Employer hereunder).

20. Waiver. Failure of any party hereto at any time to require performance by any other party of any provision of this Agreement shall in no way affect the rights of such first party to require performance of that provision, and any waiver by any party hereto of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any rights under this Agreement.

21. Severability. If any clause, phrase, provision or portion of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable under any applicable law, such event shall not affect or render invalid or unenforceable the remainder of this Agreement and shall not affect the application of any clause, provision, or portion hereof to other persons or circumstances.

22. Benefits. The provisions of this Agreement shall inure to the benefit of Employer, its successors and assigns, and shall be binding upon Employer and Employee, its and his heirs, personal representatives and successors including without limitation Employee’s estate and the executors, administrators, or trustees of such estate.

23. Relevant Law. To the extent not governed by the Federal laws of the United States of America, this Agreement shall be construed and enforced in accordance with the laws of the State of California. Any dispute between the parties hereto not relating to the enforcement of Section 11 or Section 12 hereof shall be settled by arbitration in California in accordance with the then applicable rules of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

24. Notices. All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or two of Employer’s business days after mailing at any general or branch United States Post Office, by registered or certified mail postage prepaid, addressed as follows, or to such other address as shall have been designated in writing by the addressee:

If to Employer:

Executive Chairman of the Board

First PacTrust Bancorp, Inc.

18500 Von Karman, Suite 1100

Irvine, California 92612

If to Employee:

David R. Misch

13700 Marina Pointe Drive

Unit 803

Marina del Rey, CA 90292

25. Entire Agreement. This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements, and communications, whether oral or written, pertaining to the subject matter hereof (including the employment agreement between Employee and The Private Bank of California, dated October 8, 2009), and this Agreement shall not be modified or amended except by written agreement of Employer and Employee. The Private Bank of California shall be a third party beneficiary of this Agreement.

26. Captions. The headings and captions hereof are for convenience only and shall not affect the construction of this Agreement.

27. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same Agreement, which shall be sufficiently evidenced for all purposes by any one executed counterpart.

28. Construction. Employer and the Employee acknowledge that this Agreement was the result of arms-length negotiations between sophisticated parties each represented by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

29. Survival. The obligations contained in this Agreement shall survive the termination of Employee’s employment with Employer or expiration of this Agreement as necessary to carry out the intentions of the parties as described herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

Employee:

/s/ David R. Misch

First PacTrust Bancorp, Inc.

By:	/s/ Steven A. Sugarman
Its:	Authorized Person

Pacific Trust Bank

By:	/s/ Steven A. Sugarman
Its:	Authorized Person

EXHIBIT A

FORM OF STOCK OPTION AGREEMENT

FIRST PACTRUST BANCORP, INC.

2011 OMNIBUS INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

NQSO NO.

This Option is granted on [             ], 2012 (the “Grant Date”)1 by First PacTrust Bancorp, Inc., a Maryland corporation (the “Corporation”), to David R. Misch (the “Optionee”), in accordance with the following terms and conditions:

1. Option Grant and Exercise Period. In accordance with Section 5(a) of the Employment Agreement by and among the Corporation, Pacific Trust Bank and the Optionee dated as of the date hereof (the “Employment Agreement”), the Corporation hereby grants to the Optionee a Non-Qualified Stock Option (“Option”) to purchase, pursuant to the First PacTrust Bancorp, Inc. 2011 Omnibus Incentive Plan, as the same may be amended from time to time (the “Plan”), and upon the terms and conditions therein and hereinafter set forth, an aggregate of 100,000 shares (the “Option Shares”) of the voting common stock of the Corporation (“Common Stock”) at the price of $[         ] per share (the “Exercise Price”). A copy of the Plan, as currently in effect, is incorporated herein by reference and is attached to this Agreement. Capitalized terms used herein which are not defined in this Agreement shall have the meanings ascribed to such terms in the Plan.

This Option shall be exercisable only during the period (the “Exercise Period”) commencing on the date(s) set forth in Section 2 below, and ending at 5:00 p.m., Pacific time, on the date 10 years after the Grant Date, such later time and date being hereinafter referred to as the “Expiration Date,” subject to earlier vesting and/or earlier expiration pursuant to Sections 5 and 7 below.

2. Method of Exercise of This Option. This Option may be exercised during the Exercise Period with respect to not more than the cumulative number of Option Shares set forth below on or after the date(s) indicated, by giving written notice to the Corporation as hereinafter provided specifying the number of Option Shares to be purchased.

Cumulative Number of Option Shares Exercisable	Date
33,333	First anniversary of Grant Date
33,333	Second anniversary of Grant Date
33,334	Third anniversary of Grant Date

The notice of exercise of this Option shall be in the form prescribed by the Committee and directed to the address set forth in Section 10 below. The date of exercise is the date on which such notice is received by the Corporation. Such notice shall be accompanied by payment in full of the aggregate Exercise Price for the Option Shares to be purchased upon such exercise. Payment shall be made (i) in cash or its equivalent, (ii) by tendering previously acquired shares of Common Stock having an aggregate Fair Market Value at the time of exercise equal to the aggregate Exercise Price or (iii) by a combination of (i) and (ii). In addition, the Corporation may establish a cashless exercise program in accordance with applicable laws and regulations. Promptly after such payment, subject to Section 3 below, the Corporation shall issue and deliver to the Optionee or other person exercising this Option a certificate or certificates representing the shares of Common Stock so purchased, registered in the name of the Optionee (or such other person), or, upon request, in the name of the Optionee (or such other person) and in the name of another in such form of joint ownership as requested by the Optionee (or such other person) pursuant to applicable state law. In lieu of issuing a certificate or certificates representing the shares of Common Stock so purchased, the Corporation may cause such shares to be credited to a book entry account maintained by the Corporation (or its transfer agent or other designee) for the benefit of the Optionee or other person exercising this Option, including any joint owner as provided in the immediately preceding sentence.

[1]	Closing Date

3. Delivery and Registration of Shares of Common Stock. The Corporation’s obligation to deliver shares of Common Stock hereunder shall, if the Committee so requests, be conditioned upon the receipt of a representation as to the investment intention of the Optionee or any other person to whom such shares are to be delivered, in such form as the Committee shall determine to be necessary or advisable to comply with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), or any other Federal, state or local securities law or regulation. In requesting any such representation, it may be provided that such representation requirement shall become inoperative upon a registration of such shares or other action eliminating the necessity of such representation under the Securities Act or other securities law or regulation. The Corporation shall not be required to deliver any shares upon exercise of this Option prior to (i) the admission of such shares to listing on any stock exchange or system on which the shares of Common Stock may then be listed and (ii) the completion of such registration or other qualification of such shares under any state or Federal law, rule or regulation, as the Committee shall determine to be necessary or advisable.

4. Nontransferability of This Option. This Option may not be sold, transferred, pledged assigned or otherwise alienated or hypothecated, other than: (i) upon the Optionee’s death, to the person designated as the Optionee’s Beneficiary or, if no Beneficiary has been properly designated by the Optionee, by will or by the laws of descent and distribution, (ii) pursuant to a Qualified Domestic Relations Order or (iii) by gift to any member of the Optionee’s immediate family or to a trust for the benefit of one or more of the Optionee’s immediate family members. During the lifetime of the Optionee, this Option shall be exercisable only by the Optionee or a person acting with the legal authority of the Optionee unless it has been transferred as permitted hereby, in which case it shall be exercisable only by such transferee. For the purpose of this Section 4, an Optionee’s “immediate family” shall mean the Optionee’s spouse, children and grandchildren.

In the event this Option is transferred as permitted by this Section 4, the person to whom this Option has been transferred may exercise this Option to the extent this Option would have been exercisable by the Optionee if the Option were not so transferred. The provisions of this Option shall be binding upon, inure to the benefit of and be enforceable by the parties hereto, the successors and assigns of the Corporation and any person acting with the legal authority of the Optionee or to whom this Option is transferred in accordance with this Section 4.

5. Termination of Service; Expiration. The exercisability of this Option following a termination of the service of the Optionee shall be as and to the extent provided in Sections 6.8 and 6.9 of the Plan, subject to acceleration of vesting under Section 10(b) of the Employment Agreement, if applicable under the circumstances of the termination of the Optionee’s service. In no event shall this Option be exercisable following the Expiration Date.

6. Adjustments for Changes in Capitalization of the Corporation. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, share combination or other change in the corporate structure of the Corporation affecting the shares of the Corporation’s Common Stock, such adjustment shall be made in the number and class of shares covered by this Option and Exercise Price of this Option as shall be determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights; and provided that the number of shares subject to this Option shall always be a whole number.

7. Effect of Change in Control. If a Change in Control shall occur, this Option shall (to the extent it is not then so exercisable) become exercisable in full and remain so exercisable for the remainder of its term, subject to Sections 6.8 and 6.9 of the Plan. Notwithstanding the foregoing this Option shall not become exercisable to the extent that it has previously been exercised or otherwise terminated.

8. Stockholder Rights Not Granted by This Option. The Optionee is not entitled by virtue hereof to any rights of a stockholder of the Corporation or to notice of meetings of stockholders or to notice of any other proceedings of the Corporation.

9. Withholding Tax. The Corporation shall have the power and the right to deduct or withhold, or require the Optionee to remit to the Corporation, an amount sufficient to satisfy Federal, state and local taxes (including the Optionee’s FICA obligation) required by law to be withheld with respect to this Option.

10. Notices. All notices hereunder to the Corporation shall be delivered or mailed to it addressed to the Secretary of First PacTrust Bancorp, Inc., 18500 Von Karman Avenue, Suite 1100, Irvine, California 92612. Any notices hereunder to the Optionee shall be delivered personally or mailed to the Optionee’s address noted below. Such addresses for the service of notices may be changed at any time provided written notice of the change is furnished in advance to the Corporation or to the Optionee, as the case may be.

11. Plan and Plan Interpretations as Controlling. This Option and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which are controlling. All determinations and interpretations made in the discretion of the Committee shall be final and conclusive upon the Optionee or the Optionee’s legal representatives with regard to any question arising hereunder or under the Plan.

12. Optionee Service. Nothing in this Agreement shall interfere with or limit in any way the right of the Corporation or any Subsidiary to terminate the Optionee’s employment or service at any time, nor confer upon the Optionee any right to continue in the employ or service of the Corporation or any Subsidiary.

13. Optionee Acceptance. The Optionee shall signify his acceptance of the terms and conditions of this Option by signing in the space provided below and returning a signed copy hereof to the Corporation at the address set forth in Section 10 above.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

FIRST PACTRUST BANCORP, INC.

By:

ACCEPTED:

David R. Misch

(Street Address)

(City, State and Zip Code)